Exhibit 4.2

Execution Copy

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is entered into as of April 13, 2005, by and among Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”) and each of the parties set forth on Exhibit A hereto (each, a “Reg. Rights Purchaser”). Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement (as hereinafter defined).

RECITALS

This Agreement is made in connection with the Closing of the issuance and sale of 5,679,696 Subordinated Units, after giving effect to the two-for-one Unit Split completed April 12, 2005 (the “Purchased Units”), pursuant to the Purchase Agreement (the “Purchase Agreement”), dated as of April 11, 2005, by and among the Magellan Midstream Holdings, L.P., a Delaware limited partnership (the “Selling Unitholder”), the Partnership and the Purchasers named therein. Pursuant to Section 6(a) of the Purchase Agreement, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Reg. Rights Purchasers. In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement. The terms set forth below are used herein as so defined:

“Additional Units” shall have the meaning set forth in Section 2.1 of this Agreement.

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person; provided, Fiduciary/Claymore MLP Opportunity Fund and Energy Income and Growth Fund shall be deemed to be Affiliates for purposes hereof. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by”, and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in New York, New York.

“Closing” shall have the meaning set forth in the Purchase Agreement.

“Closing Date” shall have the meaning set forth in the Purchase Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means the common units representing limited partner interests in the Partnership.

“Conversion Date” has the meaning set forth in Section 2.2(a) of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Filing Notice” shall have the meaning set forth in Section 2.1 of this Agreement.

“Holder” means (i) each Reg. Rights Purchaser and (ii) any Person to whom rights hereunder are transferred or assigned pursuant to Section 2.11 of this Agreement.

“Included Registrable Securities” has the meaning set forth in Section 2.3(a) of this Agreement.

“Lock-up Period” has the meaning set forth in Section 2.7.

“Losses” has the meaning set forth in Section 2.9(a) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering, the book-running lead manager or managers of such Underwritten Offering.

“Market Value” means (i) with respect to Common Units (including Common Units issued upon conversion of Subordinated Units), the closing price on the New York Stock Exchange, or other principal exchange or quotation service where the Common Units are listed, on the last trading day preceding the date of determination and (ii) with respect to a Subordinated Unit, including any Purchased Unit, $28.75.

“Offering Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Opt Out Notice” has the meaning set forth in Section 2.3(b) of this Agreement.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Piggyback Inclusion Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Piggyback Offering” has the meaning set forth in Section 2.3(c) of this Agreement.

“Post-Effective Amendment” has the meaning set forth in Section 2.2(b) of this Agreement.

“Purchase Agreement” has the meaning set froth in the Recitals of this Agreement.

“Purchased Units” shall have the meaning set forth in the Recitals of this Agreement.

“Reg. Rights Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Registrable Securities” means (i) the Common Units issuable upon conversion of Purchased Units and (ii) any Additional Units that are registered pursuant to Section 2.1 of this Agreement.

“Registration Expenses” has the meaning set forth in Section 2.8(a) of this Agreement.

“Registration Inclusion Notice” has the meaning set forth in Section 2.1 of this Agreement.

“Required Out Notice” has the meaning set forth in Section 2.3(b) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” has the meaning set forth in Section 2.8(a) of this Agreement.

“Selling Holder” has the meaning set forth in Section 2.3(c) of this Agreement.

“Shelf Registration Statement” has the meaning set forth in Section 2.2(a) of this Agreement.

“Subordinated Units” means subordinated units representing limited partner interests in the Partnership, including the Purchased Units.

“Termination Date” has the meaning set forth in Section 3.12.

“Underwritten Offering” means an offering (including an offering pursuant to the Shelf Registration Statement) in which Common Units are sold by the Partnership and/or a selling unitholder (if a Holder, only pursuant to the extent permitted by Section 2.3(c)) to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

Section 1.2 Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force under the Securities Act); (c) such Registrable Security is held by the Partnership or one of its subsidiaries; or (d) such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities (but shall not include any such sale or transfer pursuant to a total return swap transaction or similar transaction with respect to such Registrable Security).

ARTICLE II.

REGISTRATION AND PIGGYBACK RIGHTS

Section 2.1 Additional Units. The Partnership shall send written notice (a “Filing Notice”) to each Holder no later than ten (10) Business Days prior to the filing of the Shelf Registration Statement (as defined below) and offer each Holder the option to include any Additional Units (as defined below) in the Shelf Registration Statement. In addition to the Common Units issuable upon conversion of the Purchased Units which shall be included in the Shelf Registration Statement pursuant to Section 2.2(a) below, each Holder may also elect to register all or a portion of the Additional Units owned by such Holder for resale in the Shelf Registration Statement by delivering written notice (a “Registration Inclusion Notice”) to the Partnership no later than four (4) Business Days after receipt of such Filing Notice specifying the number of such Additional Units to be included in the Shelf Registration Statement. For purposes hereof, “Additional Units” means the number of Common Units owned by a Holder as of the Closing Date, directly or indirectly, including pursuant to a total return swap or similar transaction, and set forth opposite the name of such Holder on Exhibit A hereto.

Section 2.2 Shelf Registration Statement.

(a) By not later than November 1, 2005, the Partnership shall prepare and file a shelf registration statement (the “Shelf Registration Statement”) providing for the resale from time to time, as permitted by Rule 415 of the Securities Act (or any similar provision then in force under the Securities Act), by each Holder (as of the date of such filing), of all of each such Holder’s Registrable Securities in one or more Underwritten Offerings pursuant to the provisions of this Article II. With respect to any Registrable Securities (or Purchased Units underlying Registrable Securities) owned by a Holder indirectly pursuant to a total return swap or similar transaction, if required under the Securities Act or other applicable law to permit the registration of such Registrable Securities under such Shelf Registration Statement, (x) such Holder agrees to unwind such total return swap or similar transaction to the reasonable satisfaction of the Partnership or (y) to forego the registration of such Registrable Securities pursuant to such Shelf Registration Statement and, in such case, the Registrable Securities of such Holder shall cease to be Registrable Securities for purposes of this Agreement. The Partnership shall use its commercially reasonable efforts to cause such Shelf Registration Statement to become effective no later than the first date upon which any Purchased Units are converted into Common Units (the “Conversion Date”). Such Shelf Registration Statement (including the documents incorporated therein by reference), when declared effective by the Commission, will comply as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of the prospectus contained in such Shelf Registration Statement, in the light of the circumstances under which a statement is made).

(b) Subsequent Holders. Following any transfer or assignment by a Holder of rights under this Agreement to a subsequent Holder permitted under Section 2.11 of this Agreement, if required under applicable law to enable such subsequent Holder to sell Registrable Securities in an Underwritten Offering, the Partnership shall promptly prepare and file a post-effective amendment (a “Post-Effective Amendment”) to the Shelf Registration Statement adding such subsequent Holder as an additional selling unitholder under the Shelf Registration Statement and providing for the resale by such subsequent Holder of the Registrable Securities concurrently acquired by such subsequent Holder from such transferring Holder.

(c) Suspension Rights. The Partnership will use its commercially reasonable efforts to cause such Shelf Registration Statement to remain continuously effective under the Securities Act until the Termination Date (as hereinafter defined); provided, that the Partnership may, upon written notice to each Holder, suspend each such Holder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event each Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) the Partnership has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Partnership, would materially adversely affect the Partnership; provided, further, in no event shall any suspension pursuant hereto exceed sixty (60) days in any one hundred-eighty (180) day period or ninety (90) days in any twelve-month period. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to each Holder, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

Section 2.3 Piggyback Rights.

(a) Participation. If, at any time during the period beginning on the Conversion Date and ending on the Termination Date, the Partnership proposes to file (i) a prospectus supplement to an effective shelf registration statement, including the Shelf Registration Statement, or (ii) a registration statement, other than a shelf registration statement, in either case, for the sale of Common Units to the public in an Underwritten Offering for the account of the Partnership and/or another Person, then, as soon as practicable but not less than three (3) Business Days prior to the filing of (x) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b), (y) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) (if no preliminary prospectus supplement is used) or (z) such registration statement, as the case may be, the Partnership shall provide written notice (an “Offering Notice”) of such proposed Underwritten Offering to each Holder. The

Offering Notice shall offer each Holder the opportunity to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering. Upon receipt of such Offering Notice, each Holder that owns, or any two or more Holders that are Affiliates that together own, directly or indirectly, including pursuant to a total return swap or similar transaction, Registrable Securities having an aggregate Market Value in excess of $35 million as of the date of receipt of such Offering Notice may elect to include all or a portion of its, or their, Registrable Securities in such proposed Underwritten Offering by delivering written notice (a “Piggyback Inclusion Notice”) specifying the number of such Registrable Securities (the “Included Registrable Securities”) to the Partnership and certifying that such Holder (and, if applicable, its Affiliates) hold Registrable Securities with the requisite aggregate Market Value within one (1) Business Day after receipt of such Offering Notice. Any Holder that does not deliver a Piggyback Inclusion Notice to the Partnership within such specified time shall have no further right to participate in such Underwritten Offering. If, at any time after delivering Offering Notices to the Holders and prior to the closing of such Underwritten Offering, the Partnership shall determine for any reason not to undertake or to delay such Underwritten Offering, the Partnership may, at its election, give written notice of such determination to each Holder and shall be relieved of its obligation to sell any Included Registrable Securities in connection therewith; provided, however, in the case of a termination of such Underwritten Offering or a delay lasting more than thirty (30) days from the date of notice of such delay, the Partnership shall provide each Holder with another Offering Notice pursuant to the above provisions of this Section 2.3(a) prior to undertaking such delayed Underwritten Offering or any subsequent Underwritten Offering. Each Holder shall have the right to withdraw its request for inclusion of its Included Registrable Securities in an Underwritten Offering by giving written notice to the Partnership of such withdrawal at any time up to and including the time of pricing of such Underwritten Offering. Any Holder that owns Registrable Securities indirectly through a total return swap or similar transaction at the time of receipt of an offering an Offering Notice shall be eligible to participate in an Underwritten Offering as set forth in the third sentence of this Section 2.3(a); provided, that, to the extent required under the Securities Act or other applicable law to permit such participation, such Holder agrees to unwind such total return swap or similar transaction to the reasonable satisfaction of the Partnership in a manner to allow such Person to sell any Registrable Securities subject to such total return swap or similar transaction in such Underwritten Offering, free and clear of all liens, encumbrances, equities or claims.

(b) Opt Out and Required Out. At any time after the Market Value of the Registrable Securities owned by a Holder, directly or indirectly, including pursuant to a total return swap or similar transaction, is $35 million or less, such Holder may deliver written notice (an “Opt Out Notice”) to the Partnership instructing the Partnership not to deliver any Offering Notices to such Holder. If upon receipt of an Offering Notice from the Partnership pursuant to Section 2.3(a), a Holder owns Registrable Securities with a Market Value of $35 million or less, such Holder shall promptly deliver written notice (a “Required Out Notice”) thereof to the Partnership; provided, in the case of a Holder with Affiliates that are also Holders, such Holder shall only be required to deliver a Required Out Notice to the Partnership if the aggregate Market Value of Registrable Securities owned by such Holder and all Affiliates that are Holders is $35 million or less. After receipt of an Opt Out Notice or a Required Out Notice from a Holder, the Partnership shall have no further obligation under Section 2.3(a) to deliver an Offering Notice to such Holder and such Holder shall have no further rights under Section 2.3(a) to have any Registrable Securities included in any Underwritten Offerings.

(c) Priority in a Piggyback Offering. If the Managing Underwriter of any proposed Underwritten Offering involving Included Registrable Securities (a “Piggyback Offering”) advises the Partnership that the total amount of Common Units which the Holders and any other Persons (each, a “Selling Holder”) intend to include in such Underwritten Offering exceeds the number which can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the greatest number of Common Units that such Managing Underwriter advises the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first, all Common Units the Partnership and/or its Affiliates propose to sell and (ii) second, if there remains availability for additional Common Units to be included in such Piggyback Offering, pro rata among the Selling Holders who have requested participation in the Piggyback Offering based, for each such Selling Holder, on the percentage derived by dividing (A) the number of Common Units proposed to be sold by such Selling Holder in such Underwritten Offering by (B) the aggregate number of Common Units proposed to be sold by all Selling Holders in the Piggyback Offering.

Section 2.4 Underwriting Procedures. In connection with any Piggyback Offering or other Underwritten Offering under this Agreement, the Partnership shall be entitled to select the Managing Underwriter. In connection with a Piggyback Offering, each participating Holder shall be obligated to enter into an underwriting agreement which contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. Each such Holder may not participate in an Piggyback Offering unless it agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each such Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Partnership, to the extent customarily made by issuers in secondary Underwritten Offerings, to and for the benefit of such underwriters also be made to and for such Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. Each such Holder shall not be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements regarding such Holder itself and its ownership of the Included Registrable Securities and its intended method of distribution and any other representation required by law. If any such Holder disapproves of the terms of an underwriting agreement, such Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter; provided, however, that such withdrawal must be made no later than the time of pricing of such Piggyback Offering to be effective. No such withdrawal or abandonment by a Holder shall affect the Partnership’s obligation to pay Registration Expenses.

Section 2.5 General Procedures. In connection with its obligations herein, the Partnership will, as expeditiously as possible:

(a) prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Shelf Registration Statement effective until the Termination Date and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities, including the Registrable Securities, covered by the Shelf Registration Statement;

(b) furnish to each Holder, in addition to the Filing Notice required under Section 2.1, (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each Holder with the opportunity to object to any information pertaining to such Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Holder with respect to such information prior to filing the Shelf Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as each such Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or other registration statement;

(c) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as each Holder and the Managing Underwriter, shall reasonably request, provided that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d) promptly notify each Holder and, in the case of a Piggyback Offering, each underwriter of (i) the filing of the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Shelf Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(e) immediately notify each Holder and, in the case of a Piggyback Offering, each underwriter of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the prospectus contained therein, in the light of the circumstances under which a statement is made), (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f) in the case of a Piggyback Offering, furnish upon request, (i) an opinion of counsel for the Partnership, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a “comfort” letter, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) and as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities and such other matters as such underwriters may reasonably request;

(g) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of the Shelf Registration Statement or such other registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(h) make available to the appropriate representatives of (i) the Managing Underwriter such information and the Partnership personnel as is reasonable and customary to enable the underwriters to establish a due diligence defense under the Securities Act and (ii) each Holder such information, if any, as such Holder may reasonably request;

(i) cause all Registrable Securities registered pursuant to this Agreement to be listed on the New York Stock Exchange or such other securities exchange(s) or nationally recognized quotation system(s) on which similar securities issued by the Partnership are then listed;

(j) use its commercially reasonable efforts to cause all Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable each Holder to consummate the disposition of its Registrable Securities;

(k) provide a transfer agent and registrar for all Registrable Securities covered by the Shelf Registration Statement or such other registration statement not later than the effective date thereof; and

(l) enter into customary agreements and take such other actions as are reasonably requested by each Holder or the underwriters, if any, in order to expedite or facilitate the disposition of each Holder’s Registrable Securities.

Each Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (e) of this Section 2.5, shall forthwith discontinue disposition of Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.5 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, each Holder will, or will request the Managing Underwriter, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in each such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.6 Cooperation by the Holder. The Partnership shall have no obligation to include any Holder’s Registrable Securities in the Shelf Registration Statement or in a Piggyback Offering if such Holder has failed to timely furnish such information which, in the opinion of counsel to the Partnership, is reasonably required in order for the Shelf Registration Statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.7 Lock-up of Registrable Securities. For the period beginning on the later to occur of (i) the date that the Shelf Registration Statement is declared effective by the Commission or (ii) the Conversion Date and ending on the Termination Date, each Holder owning, and any two or more Holders that are Affiliates that together own, Registrable Securities having an aggregate Market Value in excess of $35 million as of the date of receipt of the Offering Notice shall agree not to effect any public sale or distribution of the Registrable Securities during the thirty (30) calendar day period (the “Lock-up Period”) beginning on the date of the pricing of the Underwritten Offering to which such Offering Notice relates; provided, that the duration of the foregoing Lock-up Period shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the officers or directors or any other unitholder of the Partnership on whom a restriction is imposed; provided, further, that the foregoing restrictions shall not apply (i) to the sale or distribution of Registrable Securities in such Underwritten Offering pursuant to an election under Section 2.3(a), (ii) in the case of an Underwritten Offering in which a Holder elected to sell Included Registrable Securities pursuant to Section 2.3(a) but was not able to include any of such Included Registrable Securities as a result of the application of priority provisions contained in Section 2.3(c) or (iii) to a Holder that has delivered an Opt Out Notice or a Required Out Notice to the Company pursuant to Section 2.3(b). A Holder that owns Registrable Securities indirectly through a total return swap or similar transaction shall also be subject to the foregoing restrictions, with respect to Registrable Securities otherwise owned by such Holder, if the sum of the aggregate Market Value of such Registrable Securities subject to such total return swap or similar transaction and the aggregate Market Value of such otherwise owned Registrable Securities exceeds $35 million; provided, that no such Holder shall unwind a total return swap or similar transaction while subject to the foregoing restrictions except to sell Registrable Securities in a Piggyback Offering pursuant to the last sentence of Section 2.3(a).

Section 2.8 Expenses.

(a) Definitions. “Registration Expenses” means all expenses incident to the Partnership’s performance under or compliance with this Agreement including, without limitation, all registration and filing fees of the Commission, all New York Stock Exchange listing or other securities exchange or quotation service listing fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, all fees of the National Association of Securities Dealers, Inc., all transfer taxes and fees of transfer agents and registrars, all messenger and delivery expenses, all word processing, duplicating and printing expenses, the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts and selling commissions allocable to the sale of the Registrable Securities

(b) Payment of Expenses. The Partnership shall pay all Registration Expenses in connection with the preparation and filing of the Shelf Registration Statement and any Piggyback Offering, whether or not any sale is made by a Holder pursuant to the Piggyback Offering; provided, that, except as otherwise provided in Section 2.9 hereof, the Partnership shall not be responsible for legal fees incurred by any Holder in connection with such Holder’s exercise of its rights hereunder. Each Holder shall pay all Selling Expenses and all other expenses (other than Registration Expenses) in connection with any sale of its Registrable Securities hereunder.

Section 2.9 Indemnification.

(a) By the Partnership. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Holder, its directors and officers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities and each Person, if any, who controls each such Holder or underwriter within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in the Shelf Registration Statement, any preliminary prospectus supplement or prospectus supplement thereto, or any amendment or supplement thereof or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse such Holder, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case (x) if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Holder, such underwriter or such controlling Person in writing specifically for use in the Shelf Registration Statement, prospectus supplement thereto or such other registration statement or prospectus, as applicable or (y) to the extent that any such Loss arises out of or is based upon an untrue statement or omission in a preliminary prospectus relating to Registrable Securities, if a prospectus (as then amended or supplemented) that would have cured the defect was furnished to the indemnified party from whom the Person asserting the claim giving rise to such Loss purchased Registrable Securities prior to the written confirmation of the sale of the Registrable Securities to such Person and a copy of such prospectus (as amended and supplemented) was not sent or given by or on behalf of such indemnified party to such Person at or prior to the written confirmation of the sale of the Registrable Securities to such Person; provided, in the case of clause (y), that such Holder is indemnified therefor by such underwriter. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any such director, officer or controlling Person, and shall survive the transfer of such securities by such Holder.

(b) By each Holder. Each Holder, severally and not jointly, agrees to indemnify and hold harmless the Partnership, its directors and officers, and each Person, if any, who controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Holders, but only with respect to information regarding each Holder furnished in writing by or on behalf of such Holder expressly for inclusion in the Shelf Registration Statement or prospectus supplement relating to the Registrable Securities, or any amendment or supplement thereto; provided, however, that the liability of each Holder shall not be greater in amount than the dollar amount of the proceeds (net of Selling Expenses) received by such Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.9. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.9 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of one such separate counsel (plus one local counsel if necessary) and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.

(d) Contribution. If the indemnification provided for in this Section 2.9 is held by a court or government agency of competent jurisdiction to be unavailable to the Partnership or any Holder or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between the Partnership on the one hand and such Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Partnership on the one hand and of such Holder on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the Partnership on the one hand and such Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Conflicts. To the extent that any Holder shall enter into an underwriting or similar agreement that contains provisions which conflict with any provision of Section 2.9 hereof, as between the Partnership and such Holder, the provisions contained in Section 2.9 hereof shall control.

(f) Other Indemnification. The provisions of this Section 2.9 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

(g) Survival. The provisions of this Section 2.9 shall be in addition to any other liability which any indemnifying party may have to any indemnified party and shall survive the termination of this Agreement.

Section 2.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its commercially reasonable efforts to:

(a) Make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the date hereof;

(b) File with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) Furnish to such each Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.11 Transfer or Assignment of Registration Rights. The rights granted under this Agreement may be transferred or assigned by each Holder to one or more Persons, concurrently with the transfer of Registrable Securities by such Holder to any such Person, (a) if such Person is an Affiliate of such transferring Holder or (b) upon the consent of the Partnership in its sole discretion, if such Person, together with any Affiliates of such Person, acquires Registrable Securities from such Holder having an aggregate Market Value in excess of $35 million as of the date of such transfer or assignment and, in each case, (x) the Partnership is given written notice prior to any such transfer or assignment, stating the name and address of each such Person to which such rights are transferred and identifying the Registrable Securities with respect to which such rights are being transferred or assigned, and (y) each such Person assumes in writing the obligations of a Holder under this Agreement; provided, for purposes hereof, entrance into a total return swap or similar transaction shall be deemed not to be a transfer or assignment of the underlying Registrable Securities by a Holder. For purposes of this Section 2.11 only, “Registrable Securities” shall include, with respect to any transfer or assignment occurring prior to the Conversion Date, Purchased Units held by the transferring Holder in lieu of the Common Units issuable upon conversion thereof.

Section 2.12 Limitation on Subsequent Registration Rights. From and after the date hereof, the Partnership shall not, without the prior written consent of each Holder, enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership on a basis that is superior in any way to, conflicts with or impairs the rights granted to any Holder hereunder.

ARTICLE III.

MISCELLANEOUS

Section 3.1 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, courier service or personal delivery:

(a)	if to Kayne Anderson MLP Investment Company:

1800 Avenue of the Stars, Second Floor

Los Angeles, CA 90067

Attention: David Shladovsky

Facsimile: (310) 284-6490

and to:

Kayne Anderson MLP Investment Company

1100 Louisiana Street, Suite 4550

Houston, TX 77002

Attention: Kevin S. McCarthy

Facsimile: (713) 655-7359

with a copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention: Robert V. Jewell

Facsimile: (713) 220-4285

(b)	if to Energy Income and Growth Fund or

Fiduciary/Claymore MLP Opportunity Fund:

c/o Fiduciary Asset Management, LLC

8112 Maryland, Suite 400

St. Louis, Missouri 63105

Attention: Jim Cunnane

Facsimile: (314) 863-4360

with a copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention: Robert V. Jewell

Facsimile: (713) 220-4285

(c)	if to Tortoise Energy Infrastructure Corporation:

20802 Mastin Blvd., Suite 222

Overland Park, Kansas

Attention: David Schulte

Facsimile: (913) 345-2763

with a copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention: Robert V. Jewell

Facsimile: (713) 220-4285

(d) if subsequent Holders of Registrable Securities, to such Holder at the address provided pursuant to Section 2.11 above; and

(e)	if to the Partnership:

Magellan Midstream Partners, L.P.

One Williams Center, Suite 2800

Tulsa, Oklahoma 74172

Attention: Lonny Townsend

Facsimile: (918) 574-7039

with a copy to:

Vinson & Elkins L.L.P.

2300 First City Tower

1001 Fannin

Houston, Texas 77002

Attention: Dan A. Fleckman

Facsimile: (713) 615-5859

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by any other means.

Section 3.2 Successor and Assigns; Assignment of Rights. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein. All or any portion of the rights and obligations of a Holder under this Agreement may only be transferred or assigned by such Holder in accordance with Section 2.11 hereof.

Section 3.3 Recapitalization, Exchanges, etc. Affecting the Common Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.

Section 3.4 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

Section 3.5 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

Section 3.8 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.9 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Partnership set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.10 Amendment. This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.11 No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.12 Termination. Except as provided in Section 2.9(g) hereof, this Agreement shall terminate and be of no further force or effect immediately following the earliest to occur of: (i) the date as of which all Registrable Securities have ceased to be Registrable Securities in accordance with Section 1.2 or (ii) December 31, 2006 (such date, the “Termination Date”).

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARTNERSHIP:

MAGELLAN MIDSTREAM PARTNERS, L.P.

By:	Magellan GP, LLC,
its general partner

	By:	/s/ John D. Chandler
	Name:	John D. Chandler
	Title:	Chief Financial Officer

Registration Rights Agreement Signature Page

REG. RIGHTS PURCHASERS:

KAYNE ANDERSON MLP INVESTMENT COMPANY

By:	/s/ Kevin S. McCarthy
Name:	Kevin S. McCarthy
Title:	Chief Executive Officer and President

Registration Rights Agreement Signature Page

FIDUCIARY/CLAYMORE
MLP OPPORTUNITY FUND

By:	/s/ James J. Cunnane, Jr.
James J. Cunnane, Jr.
Managing Director & Senior Portfolio Manager

Registration Rights Agreement Signature Page

ENERGY INCOME AND GROWTH FUND

By:	/s/ James A. Bowen
James A. Bowen
President

Registration Rights Agreement Signature Page

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

By:	/s/ David J. Schulte
David J. Schulte
Chief Executive Officer and President

Registration Rights Agreement Signature Page

EXHIBIT A

REG. RIGHTS PURCHASERS

Reg. Rights Purchasers	Additional Units
Kayne Anderson MLP Investment Company	397,000

Fiduciary/Claymore MLP Opportunity Fund	1,604,260

Energy Income and Growth Fund	136,330

Tortoise Energy Infrastructure Corporation	1,683,274

Exhibit A